Exhibit 3.5(e)

WRITTEN CONSENT OF THE SOLE MEMBER
AND OPERATING AGREEMENT
OF
ECHOSTAR SATELLITE SERVICES L.L.C.
AS OF
JULY 23, 2009

The undersigned, being the sole member (the “Member”) of EchoStar Satellite Services L.L.C., a Colorado limited liability company (the “Company”), in lieu of holding an organizational meeting, hereby adopts the following operating agreement and resolutions by written consent in accordance with the Colorado Limited Liability Company Act, as amended (the “Act”).

1.             Discharge of Organizer.

NOW, THEREFORE, BE IT RESOLVED, that the organizer of the Company is hereby forever discharged, released, and indemnified by the Company from and against any and all expense or liability actually incurred by the organizer by reason of having been the organizer of the Company; and further

2.           Adoption of Articles of Organization.

RESOLVED, that the Articles of Organization which were filed in the office of the Colorado Secretary of State on July 23, 2009, are hereby approved and adopted, and that said Articles of Organization shall be placed in the records of the Company; and further

3.           Appointment of Officers.

RESOLVED, that the Company hereby appoints the following officers of the Company to act with the authority customarily exercised by officers of a Corporation formed under Colorado law holding corresponding titles:

President and Chief Executive Officer	-	Charles W. Ergen
President—EchoStar Satellite Services	-	Dean Olmstead
Executive Vice President, General
Counsel and Secretary	-	R. Stanton Dodge

4.             Banking.

RESOLVED, that the Company shall open bank accounts as deemed necessary by any officer of the Company for the operation of the Company’s business, and each officer is authorized and directed to execute, acknowledge and deliver any and all documents as may be required to open accounts and borrow funds from a bank with such additional provisions and restrictions as the officer in his or her discretion deems appropriate; and further

RESOLVED, that a copy of the form of bank resolution filed with such bank pursuant to the foregoing resolution be attached hereto and made a part of the minutes and that all resolutions contained therein be adopted as resolutions made by the Member at this meeting; and further

5.           Payment of Organizational Expenses.

RESOLVED, that the Company is authorized and directed to pay all charges and expenses incident to or arising out of the organization of the Company and to reimburse the organizer which has advanced said charges and expenses on behalf of the Company in connection with the organization of the Company; and further

6.           Miscellaneous.

RESOLVED, that the officers be, and each one of them acting alone or with one or more other officers hereby is, authorized and directed to do any and all acts and to execute any and all documents necessary or appropriate to carry out the foregoing resolutions; and further

RESOLVED, that any actions taken on behalf of the Company prior to the date of this Consent by the organizer of the Company, are hereby approved and ratified in all respects.

The action taken by this Consent shall have the same force and effect as if taken by the undersigned at an organizational meeting, duly called and constituted pursuant to the Act.

IN WITNESS WHEREOF, the undersigned, being the sole member of the Company, hereby consents to, approves, and adopts the foregoing resolutions effective as of the date first written above.

SOLE MEMBER

EchoStar Corporation

By:	/s/ Charles W. Ergen
Name:	Charles W. Ergen
Title:	Chairman, Chief Executive Officer and President